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                                                                   Exhibit 10.22


BARRY J. FELD                                    [LOGO]  PCA INTERNATIONAL, INC.
PRESIDENT
CHIEF EXECUTIVE OFFICER



                                            October 12, 1999




Mr. Don Norsworthy
103 Blackheath Way
McDonough, GA 30253

Dear Don:

Based on our interview process, the time we worked together on complex, strategic initiatives, and your overall management background and expertise, I believe you are an "ideal fit" for our organization. To that end, I am making the following offer for employment:

     o    Position:             Chief Financial Officer

     o    Base Wage:            $175,000 Annual

     o    Bonus Opportunity:    50%, of base wage

     o    Signing Bonus         $25,000 - Payable at completion of company's
                                fiscal year

     o    Stock Options:        12,500 shares with exercise price of $8.00
                                12,500 shares with exercise price of $26.50
                                Options become exercisable at a rate of 25% on each annual anniversary of employment.

     o PCA is an "at will" employer with the ability to terminate employment either with or without cause. We will provide a simple letter providing that PCA will continue to pay your base salary for a period of 6 months following a termination of your employment by PCA without cause.

     o    The definition of cause is as follows:

              Termination for Cause shall mean termination because of Employee's death, inability to perform his duties hereunder due to uninsured disability, theft from the Company, embezzlement of the Company's funds, falsification of the Company's records, fraud committed against the Company, commission of a felonious criminal act involving the Company or while engaged in conduct of the Company's business, incompetence due to the use of reporting to work under the influence of alcohol, narcotics, other unlawful drugs or controlled substances, legal incapacity, insanity, act or acts involving dishonesty or


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              misconduct which have or may reasonably be expected to have a material adverse effect on the business or reputation of the Company, breach of fiduciary duty to the Company, willful and substantial failure to perform stated duties or lawful directives of the Board of Directors, the CEO or other officer of the Company designated by the CEO, or material breach of any provision of this Agreement.

     o    We will pay the following relocation costs:

          1. To have your household packed, shipped and unpacked in Charlotte. We have agreements with Allied and Mayflower and would prefer to use those companies. We will have to approve arrangements prior to move.

          2. $ 0.18 per mile to drive your car to Charlotte or actual shipping cost to Charlotte.

          3. Reasonable airline, hotel and food for you and your wife for two house hunting/relocation trips to Charlotte.

          4. Reasonable real estate sales commission on the sale of your present residence (must be approved in advance by PCA).

          5. Reasonable temporary accommodations for you and your family for up to 30 days for moving purposes.

          6.   Other reasonable costs as may be approved by PCA in advance.

     o This offer is contingent on the successful completion of the industrial psychology profile that you will be participating in on Wednesday, October 13.

I look forward to hearing from you at your earliest opportunity.

                                            Warmest personal regards,


                                            /s/ Barry J. Feld
                                            -------------------------
                                            Barry J. Feld
                                            President and
                                            Chief Executive Officer

BJF/hhl